Exhibit 99.02

Pazoo Expands Publishing Division, Launches Financial Website WWW.PAZOOFINANCE.COM

Whippany, N.J., July 2, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report it has expanded its publishing division and launched its financial website, www.pazoofinance.com.

Pazoo’s new financial website, www.pazoofinance.com, is devoted to financial health and wellness.  Pazoofinance.com will be delivering the most up to date financial information ranging from investments and banking, to taxes, retirement, and personal financial growth and development. This new website devoted solely to financial health and wellness is designed to help any person of any age, race, or socioeconomic status achieve financial health no matter what his or her own personal financial situation.

Pazoo has been partnering with individuals and companies in the financial space to provide the most current content, tips, and helpful information in order to help our readers achieve financial health because as we know, financial health leads to overall health and wellness in many other areas of life.

Moving into the future, Pazoo expects to roll out several more industry specific publications. The next publication to be rolled out by end of the third quarter of 2014 is expected to be a military health and wellness-based magazine.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: July 2, 2014